EXHIBIT 3.2
Articles of Amendment
to the Amended and Restated Articles of Incorporation
of
Terra Nova Financial Group, Inc.

               Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Terra Nova Financial Group, Inc. (the "Corporation") adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.

Article 1

               The name of the corporation is Terra Nova Financial Group, Inc. (the "Corporation").

Article 2

The Amended and Restated Articles of Incorporation of the Corporation are amended by these Articles of Amendment as follows:

               (A)             Section (a) of Article Thirteen of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

                                  "The business and affairs of the Corporation shall be managed by a Board of Directors, which, subject to the rights of holders of shares of any class or series of Preferred Stock of the Corporation then outstanding to elect additional directors under specified circumstances, shall consist of not less than three nor more than seven persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, or (ii) the affirmative vote of the holders of 66-2/3% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 annual meeting of shareholders of the Corporation shall expire at such time. At each annual meeting of shareholders beginning with the 2007 annual meeting of shareholders of the Corporation, the directors shall not be classified, and the Corporation then outstanding and entitled to elect additional directors under specified circumstances, shall be elected by a plurality of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors and shall hold office until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office."

               (B)             Section (d) of Article Thirteen of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

                                  "(d)             Removal. Subject to the rights of the holders of any series of any Preferred Stock then outstanding, any director or the entire Board of Directors, may be removed from office at any annual or special meeting called for such purpose, by the affirmative vote of the holders of a majority of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class."

               All other provisions of Article Thirteen remained unchanged.

Article 3

               The above amendments to the Articles of Incorporation were duly adopted and ratified by the shareholders of the Corporation by at a meeting duly called and held on May 23, 2007 at which a quorum was present and voting throughout.

Article 4

               The above amendment to the Article Thirteen of the Corporation's Articles of Incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Amendment to the Articles of Incorporation of TERRA NOVA FINANCIAL GROUP, INC. as of this 24th day of May, 2007.

TERRA NOVA FINANCIAL GROUP, INC.

By: _______________________________________
Michael G. Nolan Chief Executive Officer